Exhibit 10.35

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made on this 4th day of March, 2013 (the “Effective Date”), by and between Nature’s Sunshine Products, Inc., a Utah Corporation, having its principal place of business in Lehi, Utah (“the Company” or “NSP”) and Sue Armstrong (“Executive”).

The Company desires to engage Executive to provide services for NSP and Executive desires to provide such services on the terms and conditions below.

1.                                      Employment.

1.1                               Positions and Duties. Beginning on or before March 11, 2013 (the “Date of Employment”), Executive will serve as Executive Vice President — Operations of the Company, reporting directly to the President and Chief Operating Officer (“COO”) of the Company.  In addition, without additional compensation, if requested by the Company, Executive will serve in other officer positions of the Company and its subsidiaries.  Executive shall devote her best efforts and substantially all of her business time and services to the Company to perform such duties as may be customarily incident to such position of an enterprise of the size and nature of the Company and as may reasonably be assigned from time to time by the COO of the Company or the Company, as the case may be.  Executive will render her services hereunder to the Company, shall use her best efforts, judgment and energy in the performance of the duties assigned to her, shall abide by the Company’s Code of Conduct and any other applicable Company policies, and shall comply with any and all applicable laws, including but not limited to insider trading/reporting requirements and the policies and procedures as may be set forth in the employee handbook, manuals and other materials provided by the Company.

1.2                               Place of Performance. Executive shall perform her services hereunder at the Company’s offices in Spanish Fork, Utah, or in such location designated by the Company; provided, however, that Executive will be required to travel from time to time as reasonably required for business purposes.

2.                                      Compensation and Benefits.

2.1                               Base Salary. Executive shall receive an annual salary of $265,000 paid in accordance with the Company’s payroll practices, as in effect from time to time.  Base salary shall be subject to review on at least an annual basis by the COO. Executive understands that no further compensation will be given for her name being used as an officer or shareholder of any corporation, subsidiary or branch.

2.2                               Discretionary Bonus.  Executive shall also be eligible to participate in the executive bonus program (as modified from time to time) or any successor program (the “EBP”).  The EBP, as currently constituted, provides for additional compensation commensurate with Executive’s responsibilities based upon company and individual performance measures, with a target of 50% of Executive’s base salary and a maximum bonus potential payout of 175% of target.  Payment of any bonus under the EBP is in NSP’s sole discretion and such payments will be made in accordance with Internal Revenue Code Section 409A and the terms of the EBP.

2.3                               Employee Benefits.  Executive will be eligible to participate in retirement/savings, health insurance, term life insurance, long term disability insurance and other employee benefit plans, policies or arrangements maintained by the Company for its employees generally and, at the discretion of the Board, in incentive plans, stock option plans and change in control severance plans maintained by the Company for its executives, if any, subject to the terms and conditions of such plans, policies or arrangements.  The benefits in which Executive shall be eligible to participate as of the Effective Date are set forth in Exhibit B hereto.

2.4                               Stock Options.  On the Date of Employment, the Company shall grant to Executive an option (the “Option”) to purchase 32,000 shares of NSP common stock under the Company’s 2012 Stock Incentive Plan (the “Plan”).  The Option will have an exercise price per share equal to the closing price of NSP common stock on the grant date.  The Option will become exercisable in three (3) equal annual installments upon Executive’s completion of each year of employment over the three (3) year period measured from the Date of Employment.  The remaining terms of the Option shall be as set forth in the Plan and such Stock Option Agreement.  The Company may from time to time grant to Executive additional options to purchase shares of NSP common stock pursuant to the price, terms and conditions set forth in the then applicable Stock Option Plan, as amended from time to time, or as otherwise set forth in a Stock Option Agreement.

3.                                      Indemnification; D&O Insurance.  The Company will indemnify, defend and hold Executive harmless from and against any and all claims, liabilities, obligations, losses, costs, damages or expenses (including reasonable attorneys’ fees and costs of defense) arising out of any claim or legal proceeding levied or brought against Executive, relating in any way to services performed by Executive for the Company, or Executive’s status as an officer, employee or representative of the Company.  This indemnification provision is intended to be broadly interpreted and to provide for indemnification to the full extent permitted by law.  The Company will maintain directors’ and officers’ liability insurance in amounts and on terms reasonable and customary for similarly situated companies.

4.                                      Expenses.

4.1                               Reimbursement of Business Expenses.  In accordance with the Company’s normal policies for expense reimbursement, the Company shall reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of Executive’s duties, responsibilities or services under this Agreement, upon presentation of documentation, including expense statements, vouchers and/or such other supporting information as the Company may request.

4.2                               Conditions to Reimbursement.  Executive must submit proper documentation for each relocation and reimbursable expense eligible for reimbursement under this Section 4 within sixty (60) days after the later of (i) Executive’s incurrence of such expense or (ii) Executive’s receipt of the invoice for such expense.  If such expense qualifies hereunder for reimbursement, then the Company will reimburse Executive for that expense within ten (10)

business days thereafter.  Each reimbursement must be made no later than the end of the calendar year following the calendar year in which the expense was incurred. The amount of reimbursements in any calendar year shall not affect the expenses eligible for reimbursement in the same or any other calendar year.  Executive’s right to reimbursement may not be liquidated or exchanged for any other benefit.

5.                                      Termination.  Upon cessation of her employment with the Company, Executive will be entitled only to such compensation and benefits as described in this Section 5.

5.1.                            Termination without Cause.  The Company may terminate Executive’s employment at any time without Cause (as defined below).  If Executive’s employment by the Company is terminated by the Company without Cause, Executive will be entitled to:

5.1.1.                  payment of all accrued and unpaid base salary through the date of such termination;

5.1.2.                  provided the Release under Section 5.2 has been executed and become effective and enforceable in accordance with its terms following expiration of the applicable revocation period and Executive complies with the Restrictive Covenants (as set forth in Section 6), monthly severance payments equal to one-twelfth of Executive’s base salary as of the date of such termination for a period equal to twelve (12) months (the “Severance Period”).  The first such payment will be made on the sixtieth (60th) day following Executive’s “separation from service” (as such term is defined under Internal Revenue Code Section 409A (“Code Section 409A”) and the Treasury Regulations thereunder and the remaining payments will be made in accordance with the Company’s normal payroll schedule for salaried employees; and

5.1.3.                  provided the Release under Section 5.2 has been executed and become effective and enforceable in accordance with its terms following expiration of the applicable revocation period and Executive complies with the Restrictive Covenants (as set forth in Section 6), the Company will reimburse Executive for the cost she incurs for continuation of Executive’s health insurance coverage under COBRA (and for his or her family members if Executive provided for their coverage during his or her employment) during the Severance Period and in accord with the NSP plan applicable to NSP employees currently in effect.  Executive shall, within thirty (30) days after each monthly COBRA payment during the Severance Period for which she is entitled to reimbursement in accordance with the foregoing, submit appropriate evidence of such payment to the Company, and the Company shall reimburse Executive, within ten business days following receipt of such submission.  During the period such health care coverage remains in effect hereunder, the following provisions shall govern the arrangement:  (i) the amount of the COBRA costs eligible for reimbursement in any one (1) calendar year of coverage will not affect the amount of such costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no COBRA costs will be reimbursed after the close of the calendar year following the calendar year in which those costs were incurred; and (iii) Executive’s right to the reimbursement of such costs cannot be liquidated or exchanged for any other benefit.  In the event the Company’s reimbursement of the reimbursable portion of any COBRA payment hereunder results in Executive’s recognition of taxable income (whether for federal, state or local income tax purposes), the Company will report such taxable income as taxable W-2 wages and collect the applicable withholding taxes, and Executive will be responsible for the payment of any additional income tax liability resulting from such coverage.

5.2.                            Release and Restrictive Covenants.  Notwithstanding any provision of this Agreement, the payments and benefits described in this Section 5 are conditioned on Executive’s execution and delivery to the Company of a release substantially identical to that attached hereto as Exhibit A in a manner consistent with the requirements of the Older Workers Benefit Protection Act, if applicable, and any applicable state law (the “Release”).  In addition, the continuation of the payments and benefits described above is conditioned on Executive’s compliance with the Restrictive Covenants set forth in Section 6 of this Agreement.  A breach of these Restrictive Covenants by the Executive shall constitute a breach of this Agreement, which shall relieve the Company of any further obligation under this Agreement.

5.3.                            Termination for Cause.  The Company may terminate Executive’s employment immediately for Cause.  If Executive’s employment with the Company is terminated by the Company for Cause then the Company’s obligation to Executive will be limited solely to the payment of accrued and unpaid base salary through the date of such termination.  To terminate Executive’s employment for Cause, the CEO, in consultation with the Board, must determine in good faith that Cause has occurred.

“Cause” means:

a)                                     conviction of, or the entry of a plea of guilty or no contest to, a felony or any crime that may materially adversely affect the business, standing or reputation of the Company;

b)                                     dishonesty, fraud, embezzlement or other misappropriation of funds;

c)                                      material breach of this Agreement; or

d)                                     willful refusal to perform the lawful and reasonable directives of the CEO or the Board.

5.4                               Resignation by Executive.  Executive may resign her employment by giving the Company four weeks’ notice of said resignation; NSP may elect to pay Employee’s base salary in lieu of notice.  If Executive resigns, then the Company’s obligation to Executive will be limited solely to the payment of accrued and unpaid base salary through the date of such termination.

5.5                               Termination upon Death or Incapacity of Executive.  Executive’s employment with the Company shall terminate upon the death or incapacity of Executive.  In the event of termination of Executive’s employment by reason of Executive’s death or incapacity, the provisions governing termination without Cause, above, shall apply.  “Incapacity” shall mean that the Executive is unable to perform the functions consistent with the position in the Company to which she was appointed pursuant to this Agreement by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or that the Executive has been determined to be totally disabled by the Social Security Administration.

5.6.                            Foreign Entities.  Without regard to the circumstances of Executive’s termination from employment, Executive hereby also covenants that upon termination, if she/he is listed as an officer, director, partner, secretary or shareholder on any corporation, subsidiary or branch on behalf of Nature’s Sunshine Products, Inc. or any related entity, he/she will sign over any and all rights to stock (except Company stock and stock rights that Executive holds personally) and/or resign as an officer or director prior to departure from the Company as required by the law applicable to the entity or by that entity’s procedural requirements.

6.                                      Restrictive Covenants.  In recognition of the compensation and other benefits provided to Executive pursuant to this Agreement, Executive agrees to be bound by the provisions of this Section (the “Restrictive Covenants”). These Restrictive Covenants will apply without regard to whether any termination or cessation of Executive’s employment is initiated by the Company or Executive, and without regard to the reason for that termination or cessation.

6.1.                            Covenant Not To Compete.  Executive covenants that, during her employment by the Company and for a period of twelve (12) months following immediately thereafter, (the “Restricted Period”), Executive will not do any of the following, directly or indirectly:

6.1.1.                  engage, be employed by, participate in, plan for or organize any Competing Business of the Company or any subsidiary or joint venture of the Company; “Competing Business” means any business enterprise that distributes through a multilevel marketing program or that engages in any activity that competes anywhere in the world with any activity in which the Company is then engaged, including sales or distribution of herbs, vitamins or nutritional supplements or any product, which the Company sells or distributes at the time of Executive’s termination;

6.1.2.                  become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in a Competing Business. Notwithstanding the foregoing, Executive may hold up to 2% of the outstanding securities of any class of any publicly-traded securities of any company;

6.1.3.                  influence or attempt to influence any employee, sales leader, manager, coordinator, consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other person to terminate his or her employment with the Company or modify any written or oral agreement, relationship, arrangement or course of dealing the Company; or

6.1.4.                  solicit for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by any member of the Company within the preceding twelve (12) months. For this purpose, advertisements for employment placed in newspapers of general circulation will not be considered solicitation.

6.1.5.                  Extension of Restrictive Covenants.  The Company may elect to extend the twelve (12) month post-termination non-compete and non-solicitation period by up to twelve (12) additional months by delivering written notice of such extension to Executive at least thirty (30) days prior to the end of that twelve (12) month period and by making monthly payments to Executive for the number of months equal to the length of the extension specified by the Company in its notice to the Executive.  The amount of each such additional monthly payment will be equal to one-twelfth of the base salary in effect at the time of Executive’s termination of employment.

6.2.                            Confidentiality.  Executive recognizes and acknowledges that the Proprietary Information (as defined below) is a valuable, special and unique asset of the business of the Company.  As a result, both during the Term and thereafter, Executive will not, without the prior written consent of the Company, for any reason divulge to any third-party or use for his/her own benefit, or for any purpose other than the exclusive benefit of the Company, any Proprietary Information.  Notwithstanding the foregoing, if Executive is compelled to disclose Proprietary Information by court order or other legal process, to the extent permitted by applicable law, she shall promptly so notify the Company so that it may seek a protective order or other assurance that confidential treatment of such Proprietary Information shall be afforded, and Executive shall reasonably cooperate with the Company in connection therewith.  If Executive is so obligated by court order or other legal process to disclose Proprietary Information, Executive will disclose only the minimum amount of such Proprietary Information as is necessary for Executive to comply with such court order or other legal process.

6.3.                            Property of the Company.

6.3.1.                  Proprietary Information.  All right, title and interest in and to Proprietary Information will be and remain the sole and exclusive property of the Company.  Executive will not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in the performance of her duties to the Company.  If Executive removes such materials or property in the performance of her duties, she will return such materials or property promptly after the removal has served its purpose.  Executive will not make, retain, remove and/or distribute any copies of any such materials or property, or divulge to any third person the nature of and/or contents of such materials or property, except to the extent necessary to perform her duties on behalf of the Company.  Upon termination of Executive’s employment with the Company, she will leave with the Company or promptly return to the Company all originals and copies of such materials or property then in her possession.

6.3.1.1.  “Proprietary Information” means any and all proprietary information developed or acquired by the Company that has not been specifically authorized to be disclosed.  Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) all trade secrets (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications) as well as all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, (b) computer codes and instructions, processing systems and techniques, inputs, and outputs (regardless of the media on which stored or located) and hardware and software configurations, designs, architecture and interfaces, (c) business research, studies, procedures and costs, (d) financial data, (e) distributor network information, the identities of actual and prospective distributors and distribution methods, (f) marketing data, methods, plans and efforts, (g) the identities of actual and prospective suppliers, (h) the terms of contracts and agreements with, the needs and requirements of and the Company’s course of dealing with, actual or prospective suppliers, (i) personnel information, (j) customer and vendor credit information, and (k) information received from third parties subject to obligations of nondisclosure or non-use.  Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information.

6.3.2.                  Intellectual Property.  Executive agrees that all the Intellectual Property (as defined below) will be considered “works made for hire” as that term is defined in Section 101 of the Copyright Act (17 U.S.C. § 101) and that all right, title and interest in such Intellectual Property will be the sole and exclusive property of the Company.  To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, Executive retains any interest in the Intellectual Property, Executive hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Executive may now or in the future have in the Intellectual Property under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration.  The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property.  Executive further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Intellectual Property, at no cost to Executive.  If the Company is unable after reasonable efforts to secure Executive’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of Executive’s incapacity or any other reason whatsoever, Executive hereby designates and appoints the Company or its designee as Executive’s agent and attorney-in-fact to act on her behalf solely for the purpose of executing and filing documents and doing all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s rights in the Intellectual Property. Executive acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable.

6.3.2.1.  “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications claiming such inventions, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications), (I) all computer software (including data, source and object codes and related documentation), (g) all other proprietary rights or (h) all copies and tangible embodiments thereof (in whatever form or medium) which, in the case of any or all of the foregoing, have been or are developed or created in whole or in part by Executive at any time and at any place while Executive is employed by the Company and have been or are created for the purpose of performing Executive’s duties on behalf of the Company.

6.4.                            Acknowledgements.  Executive acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company, that the duration and geographic scope of the Restrictive Covenants are reasonable given the nature of this Agreement and the position Executive holds within the Company, and that the Company would not enter into this Agreement or otherwise employ or continue to employ Executive unless Executive agrees to be bound by the Restrictive Covenants set forth in this Section 6.

6.5.                            Remedies and Enforcement Upon Breach.

6.5.1.                  Intention.  It is the intention of the parties that the foregoing restrictive covenant be enforced as written, and, in any other event, enforced to the greatest extent (but to no greater extent) in time, territory and degree of participation as permitted by applicable law. Accordingly, in the event that any court to which a dispute over these restrictions may be referred shall find any of these restrictions overly broad or unreasonable in any way, that court must enforce the restrictions to the greatest extent deemed reasonable.

6.5.2.                  Specific Enforcement.  Executive acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy.  In the event of any such breach or threatened breach by Executive of any of the Restrictive Covenants, the Company shall be entitled to injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.

6.5.3.                  Enforceability.  If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographic scope of such Restrictive Covenants.

6.5.4.                  Disclosure of Restrictive Covenants.  Executive agrees to disclose the existence and terms of the Restrictive Covenants to any employer that Executive may work for during the Restricted Period.

6.5.5.                  Extension of Restricted Period.  If the Executive breaches Section 6.1 in any respect, the restrictions contained in that section will be extended for a period equal to the period that the Executive was in breach.

7.                                      Miscellaneous.

7.1.                            Other Agreements.  Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which Executive is a party that would prevent or make unlawful her execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance of Executive’s duties under this Agreement.

7.2.                            Successors and Assigns.  This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, and the Company shall require any such successor to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, or, in the event the Company remains in existence, the Company shall continue to employ Executive under the terms hereof.   As used in this Agreement, the “Company” shall mean the Company and any successor to its business and/or assets, which assumes or is obligated to perform this Agreement by contract, operation of law or otherwise.  This Agreement shall inure to the benefit of and be enforceable by Executive and her personal or legal representatives, executors, estate, trustee, administrators, successors, heirs, distributees, devisees and legatees.  The duties of Executive hereunder are personal to Executive and may not be assigned by him.  If Executive dies and any amounts become payable under this Agreement, the Company will pay those amounts to her estate.

7.3.                            Governing Law and Enforcement; Disputes.  This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without regard to the principles of conflicts of laws.  Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the State of Utah, and Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

7.4.                            Waivers.  The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party.  No waiver will be deemed to have occurred unless set forth in writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

7.5.                            Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

7.6.                            Survival. Section 6 of this Agreement will survive termination of this Agreement and/or the cessation of Executive’s employment by the Company.

7.7.                            Notices.  Any notice or communication required or permitted under this Agreement shall be made in writing and shall be sufficient if personally delivered or sent by registered or certified mail and addressed, if to Employee, to Employee’s address set forth in NSP’s records, or if to NSP, to its principal office, to the attention of the CEO.  Such notice shall be deemed given when delivered if delivered personally, or, if sent by registered or certified mail, at the earlier of actual receipt or three days after mailing in United States mail, addressed as aforesaid with postage prepaid.

7.8.                            Entire Agreement: Amendments.  This Agreement, the attached exhibits, the Plan, and the Award Agreement contain the entire agreement and understanding of the parties hereto relating to the subject matter hereof; and merge and supersede all prior and contemporaneous discussions, agreements and understandings of every nature relating to Executive’s employment or engagement with, or compensation by, the Company and any of its affiliates or subsidiaries or any of their predecessors, including, without limitation, the Existing Agreement.  This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

7.9.                            Withholding.  All payments to Executive will be subject to tax withholding in accordance with applicable law.

7.10.                     Section Headings.  The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

7.11.                     Counterparts; Facsimile.  This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

7.12.                     Third Party Beneficiaries.  Subject to Section 7.2, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns.  This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than Executive and the Company and Executive’s and the Company’s permitted successors and assigns, although this Agreement will inure to the benefit of the Company.

8.                                      Section 409A.

8.1.                            Section 409A Compliance.  The parties intend that this Agreement comply with the requirements of Code Section 409A.  To the extent there is any ambiguity as to whether any provision of the Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, such provision shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder.  To the extent any continuing compensation, bonus, severance, reimbursements or in-kind benefits due or payable to Executive under this Agreement constitutes “deferred compensation” under Section 409A of the Code, any such compensation, bonus, severance, reimbursements or in-kind benefits shall constitute and be treated as a series of separate payments under Treasury Regulations Section 1.409A-2(b)(2)(iii) with each such payment made under this Agreement being so designated as a “separate payment” within the meaning of Section 409A of the Code.  In no event shall Executive have the right to designate, directly or indirectly, the calendar year of any payment subject to Code Section 409A.

8.2.                            Delayed Commencement Date.  Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” as defined in Section 409A of the Code, Executive shall not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” with the meaning of Section 409A of the Code (taking into account all applicable exemption or exceptions), and whose payment or provision is triggered by Executive’s termination of employment with the Company (whether such payments or benefits are provided to Executive under this Agreement or under any plan or program or arrangement of the Company), including as a result of Executive’s Incapacity (other than Executive being “disabled” within the meaning of Section 409A of the Code), until the earlier of (i) the date which is the first business day following the six month anniversary of Executive’s “separation from service” as defined in Section 409A of the Code for any reason other than death, or (ii) Executive’s date of death, and such payments or benefits that, if not for the six month delay described herein, would be due and payable prior to such date shall be made or provided to Executive on such date.  The Company shall make the determination as to whether Executive is a “specified employee” in good faith in accordance with its general procedures adopted in accordance with Section 409A of the Code and, at the time of Executive’s “separation from service” will notify Executive of whether or not Executive is a “specified employee.”

8.3                               Savings Clause.  Notwithstanding the other provisions of this Agreement, with respect to any right to a payment or benefit hereunder (or any portion thereof) that does not otherwise provided for a “deferral of compensation” as defined in Section 409A of the Code, it is the intent of the parties that such payment or benefit will not so provide.  Furthermore, if either party notifies the other in writing that, based upon the advice of legal counsel, one or more of the provisions of this Agreement contravenes any regulation or Treasury guidance promulgated under Section 409A of the Code or causes any amount to be subject to interest or penalties under Section 409A of the Code, the parties shall promptly and reasonably consult with each other (and their legal counsel (and shall use their reasonable best efforts to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A of the Code or increasing the costs to the Company of providing the applicable benefit or payment and (b) to the extent practicable, to avoid the imposition of any tax, interest or other penalties under Section 409A of the Code upon Executive or the Company.

8.4                               280G.  Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment, distribution, or other action by the Company to or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise (a “Parachute Payment”), would result in an “excess parachute payment” within the meaning of Section 280G(b)(i) of the Code, and the value determined in accordance with Section 280G(d)(4) of the Code of the Parachute Payments, net of all taxes imposed on Executive (the “Net After-Tax Amount”) that Executive would receive would be increased if the Parachute Payments were reduced, then the Parachute Payments shall be reduced by an amount (the “Reduction Amount”) so that the Net After-Tax Amount after such reduction is greatest.  For purposes of determining the Net After-Tax Amount, Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Parachute Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Parachute Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Subject to the provisions of this Section 9.4, all determinations required to be made under this Section 9.4, including the Net After-Tax Amount, the Reduction Amount and the Parachute Payments that are to be reduced pursuant to this Section 9.4 and the assumptions to be utilized in arriving at such determinations, shall be made by independent public accounting firm selected by Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Parachute Payment, or such earlier time as is requested by Executive.  The Accounting Firm’s decision as to which Parachute Payments are to be reduced shall be made (a) only from Parachute Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code; (b) only from Parachute Payments that are required to be made in cash; (c) only with respect to any amounts that are not payable pursuant to a “nonqualified deferred compensation plan” subject to Section 409A of the Code, until those payments have been reduced to zero; and (d) in reverse chronological order, to the extent that any Parachute Payments subject to reduction are made over time (e.g., in installments).  In no event, however, shall any Parachute Payments be reduced if and to the extent such reduction would cause a violation of Section 409A of the Code or other applicable law.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.

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NATURE’S SUNSHINE PRODUCTS, INC.

By:	/s/ Stephen M. Bunker

Title:	CFO

SUE ARMSTRONG

/s/ Sue Armstrong
Executive

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Release”) is made as of the            day of                   ,                      by and between Sue Armstrong (the “Executive”) and Nature Sunshine Products, Inc. (the “Company”).

WHEREAS, Executive’s employment as an executive of the Company has terminated; and

WHEREAS, pursuant to Section 5 of the Employment Agreement by and between the Company and Executive dated                                            (the “Agreement”), the Company has agreed to pay Executive certain amounts and to provide him with certain rights and benefits, subject to the execution of this Release.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.                                      Consideration. Executive acknowledges that: (i) the payments, rights and benefits set forth in Section 5 of the Agreement constitute full settlement of all his/her rights under the Agreement, and (ii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to Executive under the Agreement. Executive further acknowledges that, in the absence of her execution of this Release, the benefits and payments specified in the Agreement (other than those specified) would not otherwise be due to him/her.

2.                                      Release and Covenant Not to Sue.

2.1.                            Executive and the Company each hereby fully and forever releases and discharges the other, and all of their respective predecessors and successors, assigns, stockholders, subsidiaries, parents, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present and in their respective capacities as such (the Company and Executive and each such respective person or entity is each referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, including those arising out of Executive’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

2.2.                            Executive and the Company expressly represent that they have not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that neither has assigned any claim against a Released Person. Executive and the Company each further promise not to initiate a lawsuit or to bring any other claim against the other or any Released Person arising out of or in any way related to Executive’s employment by the Company or the termination of that employment.  This Release will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.  This Release shall not affect Executive’s rights under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act to have a judicial determination of the validity of this release and waiver.

3.                                      Restrictive Covenants.  Executive acknowledges that the restrictive covenants contained in Section 6 of the Agreement will survive the termination of her employment. Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that she received adequate consideration in exchange for agreeing to those restrictions and that she will abide by those restrictions.

4.                                      Non-Disparagement.  Neither Executive nor the Company will disparage the other or any of their respective Released Persons or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the other or their respective Released Persons.

5.                                      Cooperation.  Executive further agrees that, subject to reimbursement of her reasonable expenses, she will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Executive was in anyway involved during her employment with the Company. Executive shall render such cooperation in a timely manner on reasonable notice from the Company.

6.                                      Rescission Right.  Executive expressly acknowledges and recites that (a) she has read and understands the terms of this Release in its entirety, (b) she has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) she has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) she was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; (e) should she nevertheless elect to execute this Agreement sooner than 21 days after she has received it, she specifically and voluntarily waives the right to claim or allege that she has not been allowed by the Company or by any circumstances beyond her control to consider this Agreement for a full 21 days; and (f) she is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. Executive may revoke this Release during those seven (7) days by providing written notice of revocation to the Company at the address specified in Section 7.7 of the Agreement.

7.                                      Challenge.  If Executive violates or challenges the enforceability of any provisions of the Restrictive Covenants or this Release, no further payments, rights or benefits under Section 5 of the Agreement will be due to Executive (except where such provision would be prohibited by applicable law, rule or regulation).

8.                                      Miscellaneous.

8.1.                            No Admission of Liability.  This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Executive or by Executive to the Company.  Each of the Company and Executive specifically denies any such violations.

8.2.                            No Reinstatement.  Executive agrees that she will not without the consent of the Company apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future,

8.3.                            Successors and Assigns.  This Release shall inure to the benefit of and be binding upon the Company and Executive and their respective successors, permitted assigns, executors, administrators and heirs. Executive shall not may make any assignment of this Release or any interest herein, by operation of law or otherwise. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

8.4.                            Severability.  Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

8.5.                            Entire Agreement: Amendments.  Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

8.6.                            Governing Law.  This Release shall be governed by, and enforced in accordance with, the laws of the State of Utah, without regard to the application of the principles of conflicts of laws.

8.7.                            Counterparts and Facsimiles.  This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

NATURE’S SUNSHINE PRODUCTS, INC.

By:

Title:

SUE ARMSTRONG

Executive

EXHIBIT B

Eligible Benefits

•                  Paid Time Off (PTO) at 3 days upon start and accrues to 25 days during the first year

•                  Ten paid holidays each year

•                  Medical/dental plan coverage for Executive, Executive’s spouse and dependent children

•                  Life insurance at two times annual salary

•                  Wellness Benefits

•                  Eye care plan

•                  Employee Assistance Program

•                  Sixty percent match on contributions to the 401(k) retirement plan up to five percent of Executive’s income (automatic enrollment upon first day of employment)

•                  Opportunity to participate in NSP’s Supplemental Elective Deferral Plan

•                  $750 spending account on company products

•                  Tuition reimbursement (maximum $3,000 per year)

•                  Short-term and long-term disability programs

•                  Relocation reimbursement subject to the Company’s Relocation Reimbursement Policy, with the following exceptions:

•                  NSP will provide reimbursement of realtor fees associated with the sale of your home at 6 percent of the selling price of the home, up to a maximum allowable expense of $39,000. To assist with some of the negative tax impact associated with home purchase/sale reimbursements, NSP will provide an additional tax gross-up on the taxable expenses of buying and selling your home.

•                  The six month move timeframe limitation is waived.

•                  A $40,000 signing bonus, subject to applicable tax and other deductions, $20,000 of which will be paid within 30 days of the Date of Employment and the remaining $20,000 will be paid following 90 days of continuous employment.